EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 209 t Fort Lee t NJ 07024
P.O. Box 436402t San Diegot CA 92143-9402
619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of  May 18,  2012, on the audited financial statements of Capsource Fund 1 LLP.  as of April 30, 2012 and for the period from April 18, 2012 to April 30, 2012 ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA

July 19, 2012

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of Certified Public Accountants
Registered with Canadian Public Accountability Board